Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Third Quarter 2009 Results

— Revenue Increase of 33% from Prior Year Quarter —
— Third Quarter 2009 Operating Margin of 22% —
— Annual Revenue Guidance Increased to a Target of 30% Growth Over 2008 —
Golden, Colo. (October 28, 2009) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the third quarter ended September 30, 2009.
Ratings and advisory revenue for the three months ended September 30, 2009 increased $3.3 million, or 33%, to $13.3 million from $10.0 million for the three months ended September 30, 2008. The revenue growth was principally driven by an increase of $2.9 million or 134% from the Company’s Internet Business Group compared to the three months ended September 30, 2008 and $0.4 million, or 6%, from the Company’s Provider Services business compared to the three months ended September 30, 2008.
Gross margins for the three months ended September 30, 2009 and 2008 were approximately 87% and 84%, respectively. Operating margins for the three months ended September 30, 2009 and 2008 were approximately 22% and 20%, respectively.

Operating income for the three months ended September 30, 2009 was $2.9 million, a $0.9 million increase, or 46%, over the three months ended September 30, 2008. Net income attributable to HealthGrades for the three months ended September 30, 2009 was $1.8 million or $0.06 per diluted share, compared to approximately $1.3 million, or $0.04 per diluted share, for the same period of 2008.
Provider Services
For the three months ended September 30, 2009, Provider Services revenue, which primarily includes sales of hospital marketing products and quality-improvement products, was $7.8 million, an increase of $0.4 million, or 6%, over the same period of 2008. This increase reflects increased revenue from both the Company’s marketing and quality-improvement products. For the nine months ended September 30, 2009 and 2008, 34% and 33% of all new sales in Provider Services were to existing clients, respectively. For the nine months ended September 30, 2009 and 2008, the Company retained or signed new contracts representing approximately 80% and 78%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended September 30, 2009, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports and subscriptions to consumers, revenue from the HealthGrades Connecting Point™ product and internet advertising and sponsorship revenue, was $5.0 million, an increase of $2.9 million, or 134% over the same period of 2008. This increase in revenue is a result of strong growth from all products within the Internet Business Group. For the three months ended September 30, 2009, the Company’s internet advertising and sponsorship revenue included approximately $1.3 million from www.WrongDiagnosis.com, the website the Company acquired from Adviware in October 2008. The Company’s total revenue from quality reports to consumers increased $0.7 million due mainly to sales of its Watchdog subscription service.
Strategic Health Solutions
For the three months ended September 30, 2009, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data was approximately $0.6 million, unchanged from the same period in 2008.
Operating Expenses
Operating expenses increased $2.2 million to $8.7 million for the three months ended September 30, 2009 from approximately $6.5 million for the three months ended September 30, 2008.
Operating expenses for the three months ended September 30, 2009 include stock-based compensation expense of $0.6 million related to restricted shares previously granted to members of the Company’s executive management team. The shares vest upon the achievement of performance metrics based upon annual revenue and operating income. During the third quarter of 2009, management concluded that a performance target related to annual revenue was probable of achievement, and the Company recorded the $0.6 million of stock-based compensation expense for the implied vesting period of these shares.
Sales and marketing expenses for the three months ended September 30, 2009 were $3.2 million compared to $2.7 million for the three months ended September 30, 2008. This increase is mainly due to increased expenses in stock-based compensation, sales personnel, travel, search engine optimization and investments we have made in our sponsorship and advertising business. In addition, sales and marketing expenses increased due to costs incurred related to the websites at www.WrongDiagnosis.com and www.CureResearch.com, which the Company acquired in October 2008.

Product development expenses for the three months ended September 30, 2009 were $2.2 million compared to $1.9 million for the three months ended September 30, 2008. This increase is primarily due to additional personnel hired to support product development efforts, including both the improvement of existing products and the development of new product offerings. In particular, the Company added personnel to focus on advertising development initiatives, as well as several projects that are in process with its search engine partners. The Company also continues to invest in initiatives to both improve its existing data and bring new and actionable data to consumers. The Company maintains physician data relating to nearly 800,000 physicians. HealthGrades continues to acquire new physician data and refine the Company’s data-matching process to improve both the impact and the accuracy of its information.
General and administrative expenses for the three months ended September 30, 2009 were $3.2 million compared to $1.9 million for the three months ended September 30, 2008. This increase is mainly due to stock-based compensation expense, personnel hired and additional leased office space.
Income Taxes
Income tax expense for the three months ended September 30, 2009 and 2008 was $1.1 million and $0.8 million, respectively. For the three months ended September 30, 2009 and 2008, the Company’s effective income tax rates were approximately 39% and 38%, respectively.
Cash Position; Stock Repurchases
For the nine months ended September 30, 2009, the Company generated $4.0 million in cash flow from operations. As of September 30, 2009, the Company had $14.2 million in cash and cash equivalents, a 25% increase over the balance at December 31, 2008. As of September 30, 2009, the Company has accrued, as an increase to goodwill, $0.6 million of contingent consideration related to the acquisition of Adviware. This amount is expected to be paid in early 2010. For the nine months ended September 30, 2009, the Company did not repurchase any shares of its common stock.
2009 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “This has been a very strong year for HealthGrades. The performance of our Internet Business Group has exceeded the Company’s expectations. We have invested and continue to invest substantial resources in this business unit; and, all products in this unit are performing very well.”
“We continue to see strong retention rates of our Provider Services contracts, which has resulted in growth in this business area in the first nine months of the year. However, we have experienced weakness in our new sales related to our Provider Services business this year. As we have discussed throughout the year, this is not surprising given the economic environment. We have begun to see increases in new sales in September and October, which are historically some of our strongest months. Although we had originally expected our Provider Services revenue to increase approximately 15% over 2008, for the first nine months of the year we are at a 10% increase with an expectation that we will finish the year with slightly less than 10% annual revenue growth over 2008.”
Mr. Hicks continued, “I’m very pleased with the Company’s results to date. As we have stated previously, we expect to see our overall revenue mix begin to shift closer to 50% from Provider Services and 50% from our Internet Business Group and Strategic Health Solutions businesses. With a year-to-date increase over the prior year of over 134% from our Internet Business Group, the Company’s revenue is certainly trending in that general direction.”

Guidance
The Company is raising its full year guidance for ratings and advisory revenue to growth of approximately 30% over 2008. This is an increase from prior guidance of approximately 25% growth over 2008. The Company expects to complete 2009 with an operating margin on the high end of its previously issued guidance range of 17% to 21%. The Company expects to release guidance for 2010 in December 2009.
Conference Call
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the internet, to discuss third quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the internet broadcast. If you would like to participate, please call (866) 700-0133 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on October 28, 2009 and reference the following — Confirmation number: 65110845, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available two hours after the conclusion of the teleconference at (888) 286-8010 passcode 56765269 until December 28, 2009.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2009, impact of the economy on the Company’s business, growth drivers, rate of growth, including the rate of growth in Provider Services, revenue mix, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business, the Company’s inability to obtain reliable data for its healthcare information, competition and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Ratings and advisory revenue	$13,302,333	$10,023,373	$38,162,227	$28,444,560
Other	11,712	6,684	22,737	18,789

Total revenue	13,314,045	10,030,057	38,184,964	28,463,349

Expenses:
Cost of ratings and advisory revenue	1,773,750	1,604,983	5,503,809	4,723,125

Gross margin	11,540,295	8,425,074	32,681,155	23,740,224

Operating expenses:
Sales and marketing	3,240,474	2,677,158	9,612,211	7,435,584
Product development	2,214,636	1,889,339	6,611,269	5,291,336
General and administrative	3,209,594	1,894,964	8,405,207	5,874,077

Income from operations	2,875,591	1,963,613	8,052,468	5,139,227

Other:
Interest income	2,841	94,428	16,518	422,829
Interest expense	(31)	(90)	(643)	(206)
Equity earnings of investment	—	—	34,000	—

Income before income taxes	2,878,401	2,057,951	8,102,343	5,561,850
Income taxes	1,109,762	789,065	3,100,700	2,112,452

Net income	1,768,639	1,268,886	5,001,643	3,449,398
Net loss attributable to noncontrolling interest	45,420	53,069	180,087	237,226

Net income attributable to Health Grades, Inc.	$1,814,059	$1,321,955	$5,181,730	$3,686,624

Net income per common share (basic)	$0.07	$0.05	$0.19	$0.13

Weighted average number of common shares used in computation (basic)	27,782,227	28,185,206	27,524,240	28,518,894

Net income per common share (diluted)	$0.06	$0.04	$0.17	$0.11

Weighted average number of common shares used in computation (diluted)	31,431,346	32,635,913	31,063,009	33,115,972

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$14,151,624	$11,327,741
Accounts receivable, net	9,053,237	9,563,163
Prepaid income taxes	—	12,603
Prepaid expenses and other current assets	1,422,271	1,087,914

Total current assets	24,627,132	21,991,421

Property and equipment, net	3,065,143	2,451,210
Intangible assets, net	698,613	854,613
Goodwill	9,712,110	9,104,060
Deferred income taxes	820,447	683,866

Total assets	$38,923,445	$35,085,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$170,021	$224,252
Accrued payroll, incentive compensation and related expenses	3,288,466	3,352,294
Accrued expenses	1,312,187	629,359
Current portion of capital lease obligations	984	1,898
Current portion of deferred rent	243,380	—
Deferred income	15,650,948	19,713,079
Income taxes payable	195,581	—
Deferred income taxes	265,900	130,493

Total current liabilities	21,127,467	24,051,375

Long-term portion of capital lease obligations	—	984
Long-term portion of deferred rent	102,508	309,131

Total liabilities	21,229,975	24,361,490

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 54,033,901 and 52,744,438 shares issued as of September 30, 2009 and December 31, 2008, respectively	54,033	52,743
Additional paid-in capital	100,075,991	98,242,403
Accumulated deficit	(48,844,434)	(54,026,164)
Treasury stock, 24,269,647 and 23,982,694 shares as of September 30, 2009 and December 31, 2008, respectively	(33,678,100)	(33,545,302)

Total Health Grades, Inc. equity	17,607,490	10,723,680
Noncontrolling interest	85,980	—

Total stockholders’ equity	17,693,470	10,723,680

Total liabilities and stockholders’ equity	$38,923,445	$35,085,170